                                                                  Exhibit (c)(2)



                  STOCKHOLDERS AGREEMENT, dated as of March 15, 1995 (this "Agreement"), between ADU ACQUISITION INC., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of FKI plc, a company organized under the laws of England ("Parent"), and the persons listed on Schedule A hereto (each, individually, a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), with Amdura Corporation, a Delaware corporation (the "Company"), which provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition by Purchaser of all the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") through (a) a tender offer (the "Offer") for all shares of Company Common stock for the Per Share Amount (as defined in the Merger Agreement) and (b) a second-step merger pursuant to which Purchaser will merge with and into the Company (the "Merger") and all outstanding shares of Company Common Stock (other than shares of Company Common Stock held by Purchaser or Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company and shares of Company Common Stock held in the treasury of the Company) will be converted into the right to receive the Per Share Amount in cash; and

                  WHEREAS, as of the date hereof, each Stockholder owns (beneficially or of record) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto; and

                  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Stockholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed, severally and not jointly, to tender pursuant to the Offer, in accordance with the terms of this Agreement, all the shares of the Company Common Stock now owned (beneficially or of record) and which may hereafter be acquired by each Stockholder (the "Shares").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

               REPRESENTATIONS AND COVENANTS OF THE STOCKHOLDERS

                  SECTION 1.01. Authority Relative to this Agreement. Each Stockholder represents and warrants to Purchaser, severally and not jointly, that such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; that the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action; that this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies; that the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not conflict with or violate the Certificate of Incorporation or By-laws of such Stockholder or conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority, domestic or foreign, to be obtained or made by such Stockholder except for applicable requirements, if any, of the Exchange Act.

                  SECTION 1.02. Title to Shares. Each Stockholder hereby represents and warrants, severally and not jointly, that it is the beneficial owner of the number of Shares set forth opposite such Stockholder's name on Schedule A, that such Shares are owned by it free and clear of all liens, encumbrances and restrictions whatsoever and that such Stockholder has not granted any proxy with respect to such Shares which is currently in effect.

                  SECTION 1.03. No Disposition or Encumbrance of Shares. Except as contemplated by Section 1.04 hereof, each Stockholder hereby covenants and agrees, severally and not jointly, that such Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by such Stockholder at any time prior to the termination of this Agreement as to such Stockholder.

                  SECTION 1.04. No Solicitation of Transactions. Subject to the fiduciary duties as a director of the Company of any representative or agent of any Stockholder who is such a director as contemplated in Section 6.05 of the Merger Agreement, each Stockholder shall not, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Third Party Transaction at any time prior to the termination of this Agreement as to such Stockholder.

                  SECTION 1.05. Agreement to Tender the Shares Pursuant to the Offer. Each Stockholder agrees to validly tender and not withdraw pursuant to the Offer all the Shares now owned (beneficially or of record) or that may hereafter be acquired by such Stockholder. Notwithstanding the foregoing, such Stockholder may withdraw such Shares from the Offer in the event that the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger, the Merger Agreement or any other Transaction in order to approve any Third Party Transaction which the Board determines in the exercise of its good faith judgment and after consultation with independent legal counsel and the Company's financial advisors to be more favorable to the Company's stockholders than the Offer and the Merger taken together.

                  SECTION 1.06. Filings and Announcements. Purchaser agrees to provide to each Stockholder an advance copy of and an opportunity to comment on those portions of each public announcement by Purchaser or Parent and each document filed with the SEC or distributed to Stockholders pursuant to the Exchange Act by Purchaser or Parent in connection with the Offer or the Merger which refer to such Stockholder or this Agreement.


                                   ARTICLE II

                                 MISCELLANEOUS

                  SECTION 2.01. Indemnification. From and after the date hereof, Parent and Purchaser (the "Indemnifying Parties") jointly and severally shall indemnify and hold harmless each of the Stockholders (collectively the "Indemnified Parties" and individually an "Indemnified Party") against any loss, damage or expense (including reasonable attorney's fees and disbursements) actually incurred by any such Indemnified Party to the extent arising from any Company stockholders or third party claim, suit or demand in connection with this Agreement or the Transactions (a "Third Party Claim"). For purposes of this
Section 2.01, a Third Party Claim shall expressly exclude any claim, suit or demand brought or instituted by any partner, investor, stockholder or affiliate of any Indemnified Party.

                  The Indemnified Parties shall give the Indemnifying Parties prompt written notice of any Third Party Claim which they believe will give rise to indemnification under this Section 2.01; provided, however, that the failure to give such notice, shall not affect the liability of the Indemnifying Parties hereunder unless and to the extent the failure to give such notice adversely affects the ability of the Indemnifying Parties to defend themselves or to mitigate the damages sought in such Third Party Claim. Except as hereinafter provided, the Indemnifying Parties shall have the right to defend and to direct the defense against any such Third Party Claim in its name or in the name of any Indemnified Party at the Indemnifying Parties' expense and with counsel selected by agreement of the Indemnified Parties, and reasonably acceptable to Parent, which shall be the only counsel for the Indemnified Parties, and only the Indemnifying Parties will have the right to settle or compromise any such Third Party Claim; provided, however, that (i) the Indemnifying Parties shall only be responsible for the first $50,000 in fees and disbursements of such counsel in defending the Indemnified Parties in any such Third Party Claim and the Indemnified Parties shall be responsible for such legal fees and disbursements in excess of $50,000, and (ii) the Indemnifying Parties will not, without the Indemnified Parties' written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties a release from all liability in respect of such Third Party Claim. The Indemnified

Parties shall cooperate in the defense of any such Third Party Claim. If the Indemnifying Parties, within a reasonable time after notice of a Third Party Claim, fail to defend the Indemnified Parties, the Indemnified Parties shall be entitled to undertake the defense, compromise or settlement of such Third Party Claim at the expense of (subject to the limitations set forth herein) and for the account and risk of the Indemnifying Parties subject to the rights of the Indemnifying Parties to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof.

                  Notwithstanding anything contained in this Section 2.01, any Indemnified Party may engage counsel of its own choice; provided, however, that all of the fees and disbursements of such counsel shall be the sole responsibility of such Indemnified Party.

                  SECTION 2.02. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  SECTION 2.03. Further Assurances. Each Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  SECTION 2.04. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 2.05. Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and each Stockholder with respect to the subject matter hereof.

                  SECTION 2.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise (other than by will or the laws of descent and distribution), except the Purchaser may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 2.07. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 2.08. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 2.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  SECTION 2.10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.10):

                  if to Purchaser:

                           ADU Acquisition Inc.
                           c/o FKI Industries Inc.
                           425 Post Road
                           Fairfield, CT  06430-0970
                           Facsimile No.  (203) 255-7101
                           Attention:  General Counsel

                  with copies to:

                           FKI plc
                           West House
                           King Cross Road
                           Halifax, West Yorkshire  HX1 1EB
                           England
                           Facsimile No.  (011) 44-422-330-407
                           Attention:  Company Secretary

                           and

                           Parson & Brown
                           230 Park Avenue
                           New York, NY  10169
                           Facsimile No.  (212) 682-9112/9113
                           Attention:  James H. Bell, Esq.

                  if to a Stockholder:

                           to its address set forth on Schedule A hereto.


                  SECTION 2.11. Termination. This Agreement shall terminate upon the termination of the Merger Agreement. Any Stockholder may terminate this Agreement as to itself if (a) the Merger Agreement shall have been amended in any way which adversely affects such Stockholder, (b) the Offer shall not have been commenced within 10 Business Days after the date of this Agreement or (c) such Stockholder's Shares shall not have been accepted for payment and paid for within 90 days after the date of this Agreement.

                  SECTION 2.12. Fees and Expenses of Counsel. Purchaser agrees to pay the reasonable fees and expenses of legal counsel retained by any Stockholder in any action brought to enforce its rights hereunder to the extent that such action is successful on the merits.

                  SECTION 2.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                  SECTION 2.14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 2.15. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized and each Stockholder has duly executed this Agreement, each as of the date first written above.

                                 ADU ACQUISITION INC.


                                 By:      /s/  Steven D. Jones
                                    ----------------------------------------
                                     Name:
                                     Title:



THE STOCKHOLDERS:                THE INTERNATIONALE NEDERLANDEN (U.S.)
                                 CAPITAL CORPORATION

                                 By:      /s/  Tracey L. Rudd
                                    ----------------------------------------
                                     Name:
                                     Title:


                                 ORCAS LIMITED PARTNERSHIP

                                 By:  Archipelago Corp., Its General Partner

                                 By:     /s/  Frederick W. Whitridge, Jr.
                                    ----------------------------------------
                                     Name:
                                     Title:


                                 THE NETWORK COMPANY II LIMITED

                                 By:    /s/  John W. Gildea
                                    -----------------------------------------
                                     Name:
                                     Title:


                                 INVESTORS TRADING AB


                                 By:   /s/  Anders Rydin
                                    -----------------------------------------
                                     Name:
                                     Title:

                                   SCHEDULE A





Name and Address                                         Shares
- ------------------                                     ------------
Internationale Nederlanden (U.S.)
 Capital Corporation                                    4,641,535
135 East 57th Street
New York, New York 10021
Attention: Tracey L. Rudd


Orcas Limited Partnership                               5,149,582
270 Greenwich Avenue
Greenwich, Connecticut 06830
Attention: Frederick W. Whitridge, Jr.

The Network Company II Limited                          1,710,083
c/o Gildea Carlson Investment Management
675 Third Avenue, 22nd Floor
New York, New York 10017
Attention: John W. Gildea

Investors Trading AB                                   4,909,451
Arsenalsgatan 8C
S-103 32
Stockholm, Sweden
Attention: Anders Rydin